SUNEDISON SEMICONDUCTOR TO EVALUATE STRATEGIC ALTERNATIVES

•	Board authorizes process following receipt of unsolicited preliminary indications of interest

•	Company has retained Barclays to assist in the review process

St. Peters, Missouri, February 18, 2016 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) announced today that its Board of Directors has authorized a process to explore a range of strategic alternatives following receipt of unsolicited preliminary indications of interest in the Company. The Company has retained Barclays to assist in its review of strategic alternatives, which could include, among other things, a merger or sale of the Company or continuing to pursue the Company’s existing operating and growth plan. During its strategic review process, the Company intends to continue to vigorously pursue its existing business plan.

“We have not received a definitive offer for the sale of the Company, but we have received unsolicited preliminary indications of interest and so our Board believes it is in the best interest of the Company and its shareholders to conduct a thorough evaluation of our strategic alternatives,” said Shaker Sadasivam, SunEdison Semiconductor's President and Chief Executive Officer. “As we conduct this evaluation we will continue to focus on executing to our business plan.”

There can be no assurance regarding the results of the Company’s review of strategic alternatives, or that any transaction will materialize from the unsolicited preliminary indications of interest. The Company will, where required by applicable law and rules, make appropriate further announcements.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI." For more information about SunEdison Semiconductor, please visit www.sunedisonsemi.com.

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226